Exhibit 4.2B

                                   Exhibit 4.2

                           MINUTES OF SPECIAL MEETING
                              OF BOARD OF DIRECTORS
                                       OF
                                TANK SPORTS, INC.


     The special meeting of the Board of Directors of Tank Sports, Inc.(the "Corporation") was held at 10:00am on August 01, 2004, in our office located at 1718 Floradale Avenue, South El Monte, CA 91733.

     There were present at the meeting Ms. Jing Jing Long, Mr. Jiangyong being all the members of the Board of Directors.

     The meeting was called to order by Ms. Jing Jing Long, the President of the Corporation, who served as Chairperson of meeting, and , the Secretary of the Corporation assumed the duties of Secretary of the meeting.

     The Chairperson presented to the meeting that Steady Star, a California S Corporation, has invested $100,000 to the Company in April, 2001. Whereas, it is proposed by Steady Star that $10,000 out of the $100,000 shall be treated as investment capital into Tank Sports, Inc., and the remaining balance as a long term no interest loan due upon demand, and advised that it was appropriate to authorize the execution and performance thereof by the Corporation. Upon motion duly made, seconded and unanimously carried, it was

          RESOLVED, that the Corporation shall record Steady Star's investment by issuing 10,000 shares in comment stock at par to Steady Star; and the Corporation presented to the meeting be, and they hereby are, approved, and that the secretary of the Corporation hereby are authorized to issue a stock certificate in the amount of 10,000 shares to Steady Star on behalf of the Corporation and make record in the Corporation's stock ledger.

     There being no further business to come before the meeting, upon motion duly made, seconded and unanimously carried, the meeting was adjourned.

Dated: 08/01/2004

                                                     /s/ Jing Jing Long
                                                     ------------------------
                                                         Jing Jing Long
                                                         Secretary